Exhibit 10.29

CHANGE IN CONTROL AGREEMENT

This Change in Control Agreement (this “Agreement”), dated as of October 1, 2008, is made by and between The Chubb Corporation (the “Company”) and Richard G. Spiro (the “Executive”).

WHEREAS, the Board of Directors of the Company (the “Board of Directors”) has determined that it is in the best interests of the Company and its shareholders to employ the Executive as the Company’s Executive Vice President and Chief Financial Officer; and

WHEREAS, the Executive desires to enter into this Agreement to address the termination of the Executive following a Change in Control (as defined below) of the Company;

NOW, THEREFORE, in consideration of the premises and mutual covenants contained herein and for other good and valuable consideration, the receipt of which is mutually acknowledged, the Company and the Executive (individually a “Party” and together the “Parties”) agree as follows:

1. Change in Control. For purposes of this Agreement, a “Change in Control” means a Change in Control as defined under The Chubb Corporation Long-Term Stock Incentive Plan (2004), as amended, or any successor plan as in effect immediately prior to such event.

2. Conditions to Severance Benefits. The benefits provided for in Section 5 shall be payable or accrue to the Executive if (a) a Change in Control has occurred and (b) the Executive’s employment with the Company has terminated within two years after the Change in Control, other than termination by reason of (i) the Executive’s death, (ii) the Executive’s retirement at normal retirement age (“Retirement”) under the Company’s pension plan as in effect immediately prior to the Change in Control, (iii) the Executive’s voluntary termination other than for Good Reason, (iv) the Executive’s termination for Disability (as defined in this Section 2) or (v) the Executive’s discharge for cause.

Termination by the Executive of the Executive’s employment for “Good Reason” shall mean termination by the Executive of the Executive’s employment, subsequent to a Change in Control, because of:

(A) The assignment to the Executive, without the Executive’s express written consent, of any duties inconsistent with the Executive’s positions, duties, responsibilities, authority and status with the Company and its principal subsidiaries immediately prior to such Change in Control, or a change in the Executive’s reporting responsibilities, titles or offices as in effect immediately prior to the Change in Control, or any removal of the Executive from or any failure to re-elect the Executive to any of such positions, except in connection with the termination of the Executive’s employment for Cause, Disability, Retirement, as a result of the Executive’s death or by the Executive other than for Good Reason;

(B) A reduction by the Company in the Executive’s base salary as in effect at the time of such Change in Control;

(C) A failure by the Company to continue (or to replace with equivalent plans) the incentive plans in which the Executive participated for the year immediately preceding such Change in Control which are in effect at the time of such Change in Control (the “Bonus Plans”) or a failure by the Company to continue the Executive as a participant in such Bonus Plans (or equivalent plans) on a basis which would entitle the Executive to receive under such Bonus Plans (or equivalent plans) amounts at least equal to the average amounts the Executive received pursuant to such Bonus Plans for the three years preceding such Change in Control;

(D) The Company’s requiring the Executive to maintain the Executive’s principal office or conduct the Executive’s principal activities anywhere other than at the Company’s principal executive offices in the New York Metropolitan area, including Somerset County, New Jersey;

(E) The failure by the Company to continue in effect (or to replace with equivalent plans) the Company’s retirement plans, life insurance plan, health and accident plan, financial services plan, hospital-medical plan, dental plan, or disability plan in which the Executive is participating or eligible to participate at the time of such Change in Control, or the taking of any action by the Company which would adversely affect the Executive’s participation in or materially reduce the Executive’s benefits under any such plans (or equivalent plans) or deprive the Executive of any material fringe benefit enjoyed or to be enjoyed by the Executive at the time of such Change in Control;

(F) The failure by the Company to obtain the assumption of the agreement to perform this Agreement by any successor as contemplated in Section 7;

(G) Any purported termination of the Executive’s employment which is not effected pursuant to a Notice of Termination (as defined in Section 7) satisfying the applicable requirements with respect to such Notice;

(H) A determination made by the Executive in good faith, whether before or after the date the Executive is eligible for early retirement under the Company’s pension plan, that as a result of such Change in Control the Executive is not able to discharge the Executive’s duties effectively; or

(I) Any termination of this Agreement pursuant to Section 6 prior to the expiration of two years from the occurrence of the Change in Control.

Termination of the Executive’s employment for “Cause” shall mean termination because of (A) the willful and continued failure by the Executive substantially to perform the Executive’s duties with the Company and its principal subsidiaries (other than any such failure resulting from the Executive’s incapacity due to physical or mental illness), after a demand for substantial performance is delivered to the Executive by the Chief Executive Officer of the Company, which specifically identifies the manner in which such executive believes that the Executive has not substantially performed the Executive’s duties, or (B) the willful engaging by the Executive in misconduct which is materially injurious to the Company, monetarily or otherwise. For purposes of this paragraph, no act, or failure to act, on the Executive’s part shall be considered “willful” unless done, or omitted to be done, by the Executive not in good faith and without reasonable belief that the Executive’s action or omission was in or not opposed to the best interests of the Company. Notwithstanding the foregoing, the Executive shall not be deemed to have been terminated for Cause unless and until there shall have been delivered to the Executive a copy of a Notice of Termination from the Chief Executive Officer of the Company after reasonable notice to the Executive and an opportunity for the Executive, together with the Executive’s counsel, to be heard before the Board of Directors, and a finding that in the good faith opinion of the Board the Executive was guilty of conduct set forth above in clauses (A) or (B) of the first sentence of this paragraph and specifying the particulars thereof in detail.

Termination of the Executive’s employment for disability shall mean termination in accordance with the provisions of the Company’s long term disability plan as in effect immediately preceding the Change in Control (“Disability”).

3. Notice of Termination. Any purported termination of the Executive’s employment shall be communicated by written Notice of Termination to the other party hereto. For purposes of this Agreement, a “Notice of Termination” shall mean a notice which shall indicate the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive’s employment under the provision so indicated. No purported termination of the Executive’s employment by the Company shall be effective if it is not effected pursuant to a Notice of Termination satisfying the requirements of this Section 3.

4. Date of Termination. “Date of Termination” shall mean (A) if the Executive’s employment is terminated for Disability, 30 days after Notice of Termination is given (provided that the Executive shall not have returned to the performance of the Executive’s duties on a full-time basis during such 30-day period) and (B) if the Executive’s employment is terminated for any other reason, the date on which a Notice of Termination is given.

5. Severance Benefits. Subject to the conditions in Section 2, on termination of the Executive’s employment, the Executive shall be entitled to the following benefits:

(A) The Executive shall be entitled to an amount (the “Severance Compensation”) equal to 2 times the sum of (i) one year’s salary at the annual rate in effect at the time of the Change in Control and (ii) the average for the three calendar years (or such lesser number of completed calendar years that the Executive was employed by the Company as of the Date of Termination) preceding such Change in Control of the Executive’s bonuses under the Annual Incentive Compensation Plan (2006) (or successor plan) (the “Average Bonus Amount”), provided, however, that (x) if the Date of Termination occurs prior to January 1, 2010, the Average Bonus Amount shall be deemed to be $1,420,000; and (y) the Executive’s Severance Compensation shall not be greater than the amount the Executive would have received as salary and such bonuses from the Company had the Executive remained in the employ of the Company from the Date of Termination until the Executive’s normal retirement date under the Company’s pension plan (on the assumption that the Executive’s salary would remain at the same annual rate as in effect at the time of the Change in Control and that the Executive’s annual bonuses would be the average of such bonuses for the three calendar years preceding such Change in Control). The Severance Compensation will be payable in full six months after the Executive’s separation from service, within the meaning of Section 409A of the Internal Revenue Code (“Separation from Service”).

(B) The Company shall also pay to the Executive an amount equal to all legal fees and expenses incurred by the Executive as a result of such termination (including all such fees and expenses, if any, incurred in contesting or disputing any such termination or in seeking to obtain or enforce or retain any right or benefit provided by this Agreement). Reimbursement of legal fees and expenses must be made no earlier than six months after the Executive’s Separation from Service and no later than the end of the year following the year in which such fees and expenses are incurred. The amount of reimbursement provided in one year will not affect the amount eligible for reimbursement in another year. This right to reimbursement does not expire after a certain time period and is not subject to liquidation or exchange for another benefit;

(C) The Company shall maintain in full force and effect, for the Executive’s continued benefit until the earlier of (a) two years after the Date of Termination or (b) the Executive’s commencement of full time employment with a new employer, all life insurance, hospital-medical, dental, health and accident, and disability plans in which the Executive was entitled to participate immediately prior to such Change in Control, provided that the Executive’s continued participation is possible under the general terms and provisions of such plans and programs. In the event that the Executive’s participation in any such plan or program is barred for any reason whatsoever, the Company shall arrange to provide the Executive with benefits substantially similar to those which the Executive is entitled to receive under such plan or program; and

(D) The Executive shall not be required to mitigate the amount of any payment provided for in this Section 5 by seeking other employment or otherwise, nor shall the amount of any payment provided for in this Section 5 be reduced by any compensation earned by the Executive as the result of employment by another employer after the Date of Termination or otherwise.

6. Term of Agreement. This Agreement shall have an initial term of two (2) years from the date hereof and shall be automatically extended at the expiration of said two-year period for successive two (2) year periods unless the Company gives the Executive one year’s prior written notice that it is terminating this Agreement at the expiration of the then current two year period.

7. Successors: Binding Agreement.

(A) The Company will require any purchaser of all or substantially all of the business or assets of the Company, by agreement in form and substance satisfactory to the Executive to assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such purchase had taken place. As used in this Agreement, “Company” shall mean the Company as hereinbefore defined and any successor to its business or assets as aforesaid which executes and delivers the agreement provided for in this Section 7 or which otherwise becomes bound by all the terms and provisions of this Agreement by operation of law.

(B) This Agreement shall inure to the benefit of and be enforceable by the Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees, divisees and legatees. If the Executive should die while any amount would still be payable to the Executive hereunder if the Executive had continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to the Executive’s devisee, legatee or other designee or, if there be no such designee, to the Executive’s estate.

8. Notices. For the purposes of this Agreement, notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when delivered or mailed by certified or registered mail, return receipt requested, postage prepaid, addressed to the respective addresses set forth on the signature page of this Agreement (as such address may be updated by the applicable party in writing), provided that all notices to the Company shall be directed to the attention of the Chief Executive Officer of the Company, with a copy to the Secretary of the Company, or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notice of change of address shall be effective only upon receipt.

9. Miscellaneous. No provisions of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing signed by the Executive and such officer as may be specifically designated by the Board of Directors. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not expressly set forth in this Agreement; provided, however, that this Agreement shall not supersede or in any way affect the rights, duties or obligations the Executive may have under any other written agreement with the Company. This Agreement shall be governed by, and construed in accordance with, the laws (other than principles of conflicts of laws) of the State of New Jersey.

10. Validity. The invalidity or unenforceability of any provision of this Agreement in any respect shall not affect the validity or enforceability of such provision in any other respect or of any other provision of this Agreement, all of which shall remain in full force and effect.

11. 409A Compliance. This Agreement shall be interpreted, operated, and administered in a manner so as not to subject the Executive to the assessment of additional taxes or interest under Section 409A of the Internal Revenue Code.

IN WITNESS WHEREOF, the Company and the Executive have executed this Agreement as of the date first above written.

THE CHUBB CORPORATION
15 MOUNTAIN VIEW ROAD

WARREN, NJ 07059

By:	/s/ John D. Finnegan
John D. Finnegan
Chairman, President and Chief Executive Officer

EXECUTIVE

Richard G. Spiro

By:	/s/ Richard G. Spiro
Richard G. Spiro

5